EXHIBIT 2.4

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “MODVANS INC.”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF SEPTEMBER, A.D. 2023, AT 1:05 O`CLOCK P.M.

6185113 8100 SR# 20233481238	Authentication: 204155143 Date: 09-13-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

MODVANS INC.

ModVans Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation’’), certifies that:

FIRST: The name of the Corporation is ModVans Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 23, 2021 (the “Certificate of Incorporation”).A Certificate of Designation of Series Seed Preferred Stock of the Corporation was filed with the Secretary of State of the State of Delaware on September 30, 2021 (the “Series Seed Designation”) and a Certificate of Designation of Series Seed Two Preferred Stock of the Corporation was filed with the Secretary of State of the State of Delaware on August 5, 2022 (the “Series Seed Two Designation”).

SECOND: Article IV.A of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

” A. Authorized Shares. The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 426,000,000 shares consisting of (i) 136,000,000 shares of Class A Voting Common Stock, par value $0.0001 per share (“Class A Voting Common Stock”), (ii) 275,000,000 shares of Class B Non-Voting Common Stock, par value $0.0001 per share (“Class B Non-Voting Common Stock” and, together with the Class A Voting Common Stock, the “Common Stock”) and (iii) 15,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock’1 (the Common Stock and Preferred Stock may be collectively referred to as the “Stock’’).

Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be converted into eighty five (85) shares of Stock of the same class (the “Forward Stock Split’’). For clarity, the Liquidation Value at the Effective Time of issued and outstanding shares of any series of Preferred Stock (as defined in the Certificate of Designation establishing any such series) shall be proportionately reduced as a consequence of the Forward Stock Split.”

THIRD: The first sentence of Section A of the Series Seed Designation is hereby amended and restated in its entirety as follows:

“A. Designation. There shall be a series of Preferred Stock that shall be designated as “Series Seed Preferred Stock” (the “Series Seed Preferred Stock”) and the number of Shares constituting such series shall be 8,500,000.”

FOURTH: The first sentence of Section A of the Series Seed Two Designation is hereby amended and restated in its entirety as follows:

“A. Designation. There shall be a series of Preferred Stock that shall be designated as “Series Seed Two Preferred Stock” (the “Series Seed Two Preferred Stock”) and the number of Shares constituting such series shall be 2,500,000.”

FIFTH: These amendments were duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

SIXTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Peter J. Tezza II, its Chief Executive Officer, this 13th day of September, 2023.

MODVANS INC.

By: /s/ Peter J. Tezza II

Name: Peter J. Tezza II

Title: Chief Executive Officer